Exhibit 10.17

NONQUALIFIED STOCK OPTION

TERMS AND CONDITIONS

DATE OF GRANT: FEBRUARY 25, 2008

As a participant in the 2007 Long-Term Incentive Plan (the Plan), you will be able to purchase shares of Common Stock of Fortune Brands, Inc. (Fortune).

The date of grant, the maximum number of shares the option entitles you to purchase, the option price per share and the date or dates on which the option will ordinarily first be exercisable are identified in the electronic, on-line grant acceptance process administered by the Plan’s third party administrator (the Stock Plans Administrator). The option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

1. Exercise.

(a) Except as provided in this paragraph 1 and paragraphs 3, 4, 5 and 9, the option shall be exercisable in three annual installments with one-third of the shares covered by the grant becoming first exercisable on the third anniversary of the date of grant and an additional one-third becoming first exercisable on each of the fourth and fifth anniversaries, respectively, and ending seven years from the date of grant (its expiration date). During this period, the option is exercisable in whole or in part from time to time.

(b) The option shall not become exercisable unless you remain employed by Fortune or one of its subsidiaries for one year from the date of grant, except in the event of your death and except as provided in paragraph 9.

2. Transferability of Option. The option shall not be transferable by you other than in the event of your death, except that it may be transferred by gift to a family member (as defined below) or pursuant to an approved domestic relations order. During your lifetime, your Nonqualified Stock Option shall be exercisable only by you unless it has been transferred to a family member or pursuant to an approved domestic relations order, in which case it may be exercisable only by the transferee. With respect to any transfer pursuant to a domestic relations order, such order must be approved in writing by the committee of the Board of Directors of Fortune administering the Plan (the Committee), or the Secretary of the Committee. For the purpose of this provision, a family member can include your child, step-child, grandchild, parent, step-parent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing your household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which you or these persons control the management of assets, and any other entity in which you or these persons own more than fifty percent of the voting interests. Please note that, pursuant to Paragraph 14 of these Terms and Conditions, you remain responsible for any taxes due upon the exercise of your option, except to the extent applicable tax law provides otherwise in the case of a transfer pursuant to an approved domestic relations order.

In addition, any transfer by gift of your nonqualified stock option is subject to the following conditions:

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you must immediately notify the Stock Plans Administrator and Fortune of such transfer and provide such information about the transferee as the Stock Plans Administrator or Fortune may request (including, but not limited to, name of the transferee, address of the transferee, and taxpayer identification number);

•	the transferee may not make any subsequent transfer;

•	any shares issued to a transferee upon exercise may bear such legends as deemed appropriate by Fortune;

•	the transferee may utilize the “cashless exercise” feature only if it is generally available for all transferees through the Stock Plans Administrator;

•	Fortune has no obligation to deliver any shares following an exercise until all applicable withholding taxes are satisfied;

•	you agree to deliver a copy of the Nonqualified Stock Option Agreement, including any amendments thereto, to the transferee.

3. Death. If your employment by Fortune or an entity in which Fortune has an equity interest terminates by reason of your death, the option may immediately be exercised in full and shall continue to be exercisable in full for three years after death or until its expiration date, whichever is earlier, provided that the option may be exercised within one year from the date of your death even if this one-year period extends beyond the expiration date.

4. Retirement; Disability. If your employment by Fortune or an entity in which Fortune has an equity interest terminates by reason of disability or Retirement (as defined below), provided that you have remained in the employ of Fortune or an entity in which Fortune has an equity interest for one year from the date of grant, the option shall become immediately exercisable in full and shall continue to be exercisable in full for three years after your employment terminates or until its expiration date, whichever is earlier. For purposes of this paragraph, Retirement means either (a) termination of employment on or after attaining age 55 and completion of at least five years of service with Fortune or an entity in which Fortune has an equity interest, provided that Retirement shall not include termination of employment by reason of failure to maintain work performance standards, violation of company policies or dishonesty or other misconduct prejudicial to the company, or (b) retirement under Section 3(b) of the Fortune Brands, Inc. Supplemental Plan.

5. Termination of Employment. If your employment by Fortune or an entity in which Fortune has an equity interest terminates other than in the circumstances referred to in paragraphs 3 and 4, any portion of the option that is not yet exercisable shall not thereafter become exercisable and any portion of the option that is exercisable shall terminate and cease to be exercisable three months from the date of your termination from employment, except as otherwise provided in paragraph 9; provided that in no event shall the option be exercisable after the expiration of seven years from the date of grant. For the purpose of these terms and conditions, your employment by an entity in which Fortune has an equity interest shall be considered terminated on the date on which Fortune sells or otherwise divests its equity interest in your employer.

6. Stock Exchange Listing. Fortune is not obligated to deliver any shares until they have been listed on each stock exchange on which Fortune’s common stock is listed and until Fortune is satisfied that all applicable laws and regulations have been met. Fortune agrees to use its best efforts to list the shares and meet all legal requirements so that the shares can be delivered. No fractional shares will be delivered.

7. Transfer of Employment; Leave of Absence. For the purposes of your option, (a) if you transfer between Fortune and an entity in which Fortune has an equity interest or from one entity in which Fortune has an equity interest to another entity in which Fortune has an equity interest, without an intervening period, it will not be considered a termination of employment, and (b) any leave of absence granted in writing will not constitute an interruption in your employment.

8. Adjustments.

(a) In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, or any other similar corporate event, the number and kind of shares that are subject to the option and the option price per share immediately prior to such event will be proportionately and appropriately adjusted, without increase or decrease in the aggregate option price.

(b) The determination of the Committee as to the terms of any adjustment is binding and conclusive upon you and any other person who is entitled to exercise the option.

9. Change in Control of Fortune.

(a) In the event of a Change in Control (as defined in the Plan), your option, if it is not then immediately exercisable in full and provided that it has not expired, shall become immediately exercisable in full and shall remain exercisable in full. In addition, under certain circumstances as described in Section 12(b) of the Plan, you may have the right to receive cash instead of exercising your option. This right, called a Limited Right, may be automatically exercised under certain circumstances described in the Plan. You will be informed of any Change in Control.

(b) Notwithstanding paragraphs 1(b), 3, 4 and 5, the provisions of this paragraph 9(b) will be applicable in the event of a termination of your employment during the 60-day period following a Change in Control. Your option shall not terminate or cease to be exercisable as a result of the termination of your employment during this period, but shall be exercisable in full throughout it; provided, however, that in no event shall your option be exercisable after seven years from its date of grant (except in the event of death as provided in paragraph 3 above). However, in the event that on the date of termination you have not held your option for more than six (6) months, the preceding sentence shall apply only if your employment has been terminated other than for just cause (as defined in the Plan) or you have voluntarily terminated your employment for certain reasons: (i) because you in good faith believe that as a result of the Change in Control you are unable effectively to discharge your duties or the duties of the position you occupied immediately prior to the Change in Control, or (ii) because of a reduction in your aggregate compensation or in your aggregate benefits below that in effect immediately prior to the Change in Control. Nothing in this paragraph 9(b) limits any rights otherwise provided in the event of your death, disability or Retirement (as defined in paragraph 4 above), or your right to exercise your option following a termination of employment as provided in paragraph 5.

10. Stockholder Rights. Neither you nor any other person shall have any rights of a stockholder as to shares under the option until, after proper exercise of the option, such shares shall have been recorded on Fortune’s official stockholder records as having been issued or transferred.

11. Notice of Exercise. Subject to these terms and conditions, the option may be exercised either electronically through the on-line process administered by the Stock Plans Administrator or by telephone via a Stock Plans Administrator customer service representative or an automated telephone system. When providing notice of exercise, you must indicate the number of shares as to which the option is being exercised. If notice of exercise is not given to the Stock Plans Administrator (or other person or entity designated by Fortune), by the applicable expiration date specified in paragraphs 3, 4, 5 and 9, the notice will be deemed null and void and of no effect. If notice of exercise of the option is given by a person other than you, Fortune may require as a condition to exercising the option that appropriate proof of the right of such person to exercise the option be submitted to Fortune. Any shares purchased upon exercise will be issued and or delivered as soon as practicable.

12. Exercise of Limited Right. In the event a Limited Right referred to in paragraph 9 becomes exercisable, it shall be exercised in whole or in part by giving notice of such exercise, in the manner described in paragraph 11, to the Stock Plans Administrator (or other person or entity designated by Fortune). No notice is required if the Limited Right is automatically exercised as provided in Section 12(b) of the Plan. The exercise will be effective as of the date of exercise, but not earlier than the date notice is actually provided to the Stock Plans Administrator in the manner described in paragraph 11. The notice must be actually received by the Stock Plans Administrator by no later than the close of business on the last day of the applicable Limited Right Exercise Period, as defined in the Plan (or the date the related option expires, whichever is earlier).

13. Payment of Option Price. Except for a “cashless exercise” described below, payment in full of the option price must be received by the Stock Plans Administrator by the date of exercise. You may pay the option price for shares (i) in cash, (ii) by attestation (i.e., a declaration of share ownership by which you surrender the right to shares you own), or (iii) by a combination of cash and such shares that have been held by you for a period of at least one year and that have a total market value which, together with such cash, equals the option price. The “market value” of shares or per share of Fortune Common Stock as of any date means the value determined by reference to the closing price of a share of Fortune Common Stock as finally reported on the New York Stock Exchange for the trading day next preceding such date. You may also pay the option price from the proceeds of the sale of shares covered by the option, called a cashless exercise, to the extent permitted under the “cashless exercise” process approved by the Committee.

14. Tax Withholding. Upon exercise of any portion of your option (or at such later time as taxable income from the exercise is deemed to be realized), Federal income tax withholding (and state and local income tax withholding, if applicable) may be required by the Company in respect of taxes on income realized by you. The Company may withhold such required amounts from your future paychecks or may require that you deliver to the Company the amounts to be withheld. In addition, you may pay the minimum required Federal income tax withholding (and state and local income tax withholding, if applicable) by electing either to have the Company withhold a portion of the shares of Common Stock otherwise issuable upon exercise of the option, or to deliver other shares of Common Stock owned by you, in either case having a fair market value (on the date that the amount of tax is to be determined) of the minimum amount to be withheld, provided that the election shall be irrevocable and shall be subject to such rules as the Committee may adopt. You may also arrange to have such tax (or taxes) paid directly to the Company on your behalf from the proceeds of the sale of Common Stock to the extent provided in the notice of exercise referred to in paragraph 11.